UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 27, 2010

United Online, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-33367	77-0575839
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21301 Burbank Boulevard
Woodland Hills, California 91367

(Address of Principal Executive Offices) (Zip Code)

Telephone: (818) 287-3000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.     Other Events.

On May 27, 2010, Mark R. Goldston, Chairman, President and Chief Executive Officer of United Online, Inc. (the “Company”), established a pre-arranged stock trading plan (the “Plan”) to (i) exercise stock options and sell the shares of common stock to be acquired upon such exercise and (ii) sell shares of common stock issued under vested restricted stock units (the “Vested RSU Shares”), in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934.

Mr. Goldston entered into the Plan as part of his individual long-term asset diversification, tax and financial planning strategy.  The Plan provides for the sale of (i) up to a total of 394,457 shares to be acquired through the exercise of Mr. Goldston’s stock options scheduled to expire on February 9, 2011, and (ii) up to a total of 429,083 Vested RSU Shares.  The Plan provides that Mr. Goldston may sell shares beginning on June 27, 2010, and the Plan is scheduled to expire on December 31, 2010.  Shares will be sold under the Plan in the open market at prevailing market prices, subject to minimum price thresholds and limits on the number of shares to be sold each day relative to the total volume of shares traded on such day.  Mr. Goldston will have no control over the timing of the stock sales under the Plan.

Transactions under the Plan will be disclosed publicly in accordance with applicable securities laws, rules and regulations through appropriate filings with the Securities and Exchange Commission.

The Company does not undertake to report other Rule 10b5-1 plans that may be adopted by any officers or directors of the Company in the future, or to report any modifications to, or the termination of, any publicly announced plan, except in each case to the extent required by applicable law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	May 28, 2010	UNITED ONLINE, INC.

		By:	/s/ Scott H. Ray
Scott H. Ray
Executive Vice President and Chief Financial Officer